Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 19, 2010, with respect to the consolidated financial statements of Kreher Steel Company, LLC, included in the Annual Report of A.M. Castle & Co. on Form 10-K for the year ended December 31, 2009. We herby consent to the incorporation by reference of said report in the Registration Statements of A.M. Castle & Co. on Form S-3 (Nos. 333-02519, 333-87254, 333-106709 and 333-162917, filed and/or effective April 15, 1996, April 30, 2002, July 01, 2007 and November 23, 2009, respectively) and on Form S-8 (Nos. 33-30545, 33-37818, 333-118030, 333-118031, 333-154915, and 333-160942 effective August 21, 1989, November 14, 1990, August 09, 2004, August 09, 2004, October 31, 2008, and July 31, 2009).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Chicago, Illinois
March 12, 2010